Exhibit 99.1

Newell Brands Announces Board Change

HOBOKEN, NJ – March 1, 2018 – Newell Brands Inc. (NYSE:NWL) today announced that Ros L’Esperance has resigned from the Newell Board of Directors. This change is currently effective. A former director of Jarden Corporation, Ms. L’Esperance joined the Newell Board in 2016, along with former directors Martin Franklin and Ian Ashken, pursuant to the terms of Newell’s acquisition of Jarden.

“On behalf of the entire Board, we thank Ros for her contributions to Newell Brands over the past two years,” said Michael T. Cowhig, Chairman of the Board. “Ros has been an active and engaged director and the Company has benefited from her support as we drive our accelerated transformation plan into action. We are grateful for her service and wish her all the best.”

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

Contacts:
Investors:	Media:
Nancy O’Donnell	Michael Sinatra
SVP, Investor Relations and Corporate	Director, External
Communications	Communications
+1 (201) 610-6857	+1 (201) 610-6717
nancy.odonnell@newellco.com	michael.sinatra@newellco.com

or

James Golden / Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
+1 (212) 355-4449